SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

NAME: Innovation Access Fund

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

Innovation Access Fund
350 Madison Avenue, 20th Floor
New York, NY 10017

TELEPHONE NUMBER (INCLUDING AREA CODE): 212-716-6840

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

Jennifer Shufro
SilverBay Capital Management LLC
350 Madison Avenue, 20th Floor
New York, NY 10017

COPIES TO:
George M. Silfen, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes ☒   No ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 20th day of January, 2022.

Innovation Access Fund
(Name of Registrant)

			By:	/s/ Greg Jakubowsky
				Name:	Gregory Jakubowsky
				Title:	Initial Trustee

Attest:	/s/ Jodi Flecker
	Name:	Jodi Flecker
	Title:	Notary Public